News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER 2021 EARNINGS PER SHARE OF $0.82 COMPARED TO $0.47 FOR THIRD QUARTER 2020

Clearfield, Pennsylvania – October 25, 2021

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the quarter and nine months ended September 30, 2021.

Joseph B. Bower, Jr., President and CEO, stated, “CNB’s proven track record of organic loan growth over the last 20 years is serving shareholders well. Loan growth coupled with a disciplined approach to pricing are strong aides in fighting margin compression.”

Mr. Bower went on to say, "This business model expansion in Roanoke, VA with Ridge View Bank is being very well received. We are exceeding projections in all categories in only five months of operation.”

Executive Summary

•Earnings per diluted share of $0.82 for the third quarter of 2021 increased 74.5% from the third quarter of 2020. Included in earnings per diluted share for the quarter ended September 30, 2020 was $0.23 per diluted share in merger costs related to CNB's acquisition of Bank of Akron, prepayment penalties and branch closure costs.

•At September 30, 2021, excluding the impact of PPP loans, net of PPP deferred processing fees (such loans, the "PPP-related loans"), the Corporation's loan portfolio had net growth of 6.5%, or 8.7% annualized, from December 31, 2020. The net organic growth for the first nine months of 2021 was $135.0 million, or 4.2% (5.6% annualized) primarily driven by the Corporation's continued expansion in the Cleveland, Buffalo and Ridge View regions, and Private Banking division.

◦In addition, as part of the liquidity management strategies first implemented by the Corporation in 2020, the first nine months of 2021 reflect an increase in syndicated lending activities of $74.5 million. The syndicated loan portfolio totaled $96.6 million, or 2.8% of total loans, excluding PPP-related loans, at September 30, 2021.

•At September 30, 2021, the Corporation had $24.0 million in outstanding commercial and consumer loans with deferred loan payments related to the ongoing novel coronavirus, or COVID-19, pandemic, representing 0.7% of total loans. The Corporation believes that the majority of such loans will resume regular contractual payments by the end of 2021.

•As of September 30, 2021, the Corporation had outstanding $89.2 million in Paycheck Protection Program ("PPP") loans, or 869 PPP loan relationships and deferred PPP processing fees of approximately $3.8 million.
•At September 30, 2021, total deposits were $4.6 billion, an increase of 9.8%, or 13.2% annualized, from December 31, 2020, primarily due to organic growth and the impact of government stimulus initiatives. The number of households across all regions increased 2.8%, or 3.8% annualized, from December 31, 2020.

•Total non-performing assets were $22.1 million, or 0.42%, of total assets, as of September 30, 2021 compared to $31.5 million, or 0.67% of total assets, as of December 31, 2020. In addition, for the three months ended September 30, 2021, net loan charge-offs were $778 thousand, or 0.09% of total average loans, compared to $948 thousand, or 0.11%, of total average loans, during the comparable period in 2020.

•On October 18, 2021, the Corporation announced that it had completed the redemption of $50 million aggregate principal amount of its 5.75% Fixed-to-Floating Rate Subordinated Notes due October 15, 2026 (the “2026 Notes”), representing all outstanding 2026 Notes. The 2026 Notes were redeemed pursuant to their terms at a price equal to 100% of the principal amount, plus accrued and unpaid interest up to, but excluding, October 15, 2021. The Corporation financed the redemption of the 2026 Notes with cash on hand, including net proceeds from the issuance and sale of $85.0 million aggregate principal amount of the Corporation’s 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 completed in June 2021.

Earnings Performance Highlights

•Net income was $14.9 million, or $0.82 per diluted common share, for the quarter ended September 30, 2021, compared to $7.8 million, or $0.47 per diluted share, for the same period in 2020, reflecting increases of $7.1 million, or 91.5%, and $0.35 per diluted share, or 74.5%. Included in net income for the quarter ended September 30, 2020 was the after-tax impact of $3.8 million, or $0.23 per diluted share, in merger costs, prepayment penalties and branch closure costs.

•Net income was $43.1 million, or $2.36 per diluted common share, for the nine months ended September 30, 2021, compared to $24.8 million, or $1.57 per diluted share, for the same period in 2020, reflecting increases of $18.2 million, or 73.4%, and $0.79 per diluted share, or 50.3%. Included in net income for the nine months ended September 30, 2020 was the after-tax impact of $4.3 million, or $0.27 per diluted share, in merger costs, prepayment penalties and branch closure costs.

•Pre-provision net revenue ("PPNR") was $19.5 million for the three months ended September 30, 2021, compared to $13.1 million for the three months ended September 30, 2020, reflecting an increase of $6.4 million, or 49.2%.1 PPNR for the three months ended September 30, 2020 included $4.7 million in merger costs, prepayment penalties and branch closure costs.

•PPNR was $58.3 million for the nine months ended September 30, 2021, compared to $42.4 million for the nine months ended September 30, 2020, reflecting an increase of $15.9 million, or 37.5%.1 Included in PPNR for the nine months ended September 30, 2020 was $5.2 million in merger costs, prepayment penalties and branch closure costs.

1 This release contains references to financial measures that are not defined under GAAP ("Generally Accepted Accounting Principles"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Non-GAAP Reconciliations" section.

Balance Sheet and Liquidity Highlights

•Loans totaled $3.5 billion as of September 30, 2021 reflecting an increase of $165.3 million, or 4.9%, from September 30, 2020, as a result of $210.4 million, or 6.7%, of net organic growth, primarily driven by the Corporation's continued expansion in the Cleveland, Buffalo and Ridge View regions and Private Banking division, and an increase in syndicated lending activities of approximately $92.5 million, partially offset by a $137.6 million decrease in PPP-related loans.

◦Loans at September 30, 2021, excluding the impact of PPP-related loans, reflected net growth of $209.5 million, or 6.5% (8.7% annualized), from December 31, 2020, as discussed in the "Executive Summary" section above.

•Deposits totaled $4.6 billion as of September 30, 2021, an increase of $570.9 million, or 14.2%, from September 30, 2020, as a result of the increase in deposits across all of the Corporation's regions, as well as increases in deposits in its Private Banking division.

◦At September 30, 2021, total deposits increased $411.9 million, or 9.8% (13.2% annualized), from December 31, 2020, as a result of organic growth and the impact of government stimulus initiatives.

•At September 30, 2021, the Corporation’s cash position was approximately $737.1 million, including excess liquidity of $682.5 million held at the Federal Reserve, reflecting, in management's view, a strong liquidity level. In addition to its cash position, the Corporation’s borrowing capacity with the Federal Home Loan Bank (the "FHLB") at September 30, 2021 was approximately $879.2 million.

•Book value per common share was $22.49 and $21.28 as of September 30, 2021 and 2020, respectively, while tangible book value per common share was $19.87 as of September 30, 2021, reflecting an increase of 6.9% from a tangible book value per common share of $18.58 as of September 30, 2020.1 The increases in book value per common share and tangible book value per common share were primarily due to increases in retained earnings of $31.7 million, net of dividends, partially offset by an $11.3 million decrease in accumulated other comprehensive income primarily from unrealized valuation changes in the available-for-sale investment portfolio.

Customer Support Strategies and Loan Portfolio Profile

•As of September 30, 2021, the Corporation had outstanding $89.2 million in PPP loans, or 869 PPP loan relationships, at a rate of 1.00%, and deferred PPP processing fees of approximately $3.8 million. For the three and nine months ended September 30, 2021, the Corporation recognized $2.4 million and $6.8 million in deferred PPP processing fees ("PPP-related fees"), respectively. The outstanding balance of PPP loans at September 30, 2021 was (i) $522 thousand, or 23 loans from the Corporation's participation in the PPP in 2020, and (ii) $88.6 million, or 846 loans, from the Corporation’s participation in the PPP in the first nine months of 2021.

•The Corporation also deferred loan payments for its commercial and consumer customers, as determined on a case-by-case basis by the financial needs of each customer. As of September 30, 2021, loans with deferred loan payment arrangements, totaled $24.0 million, or 0.7% of total loans outstanding, consisting of eight loans, totaling $23.9 million, for which principal and interest were deferred, and one loan, totaling $20 thousand, for which principal only was deferred. The Corporation believes that the majority of such loans will resume regular contractual payments by the end of 2021. Loan payment deferrals by loan type were as follows:

◦Commercial and industrial loans – 3 loans, totaling $4.5 million;
◦Commercial real estate loans – 2 loans, totaling $18.9 million;
◦Residential mortgage loans – 3 loans, totaling $602 thousand; and
◦Consumer loans - 1 loan, totaling $9 thousand.

•The Corporation tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As a result of the COVID-19 pandemic, the Corporation has determined the Hotels/Motels and Restaurants/Fast Foods industries represent a potentially higher level of credit risk, as many of these customers have incurred a significant, negative impact to their businesses as a result of the pandemic. At September 30, 2021, the Corporation had loan concentrations for these industries as follows:

◦Hotels/Motels – $199.7 million, or 5.8% of total loans outstanding, excluding PPP-related loans; and
◦Restaurants/Fast Foods – $31.2 million, or 0.9% of total loans outstanding, excluding PPP-related loans.

Performance Ratios

•Annualized return on average equity was 13.51% for the three months ended September 30, 2021, compared to 8.28% for the three months ended September 30, 2020. Annualized return on average tangible equity was 15.03% for the three months ended September 30, 2021, compared to 9.39% for the three months ended September 30, 2020.1 Annualized return on average tangible common equity was 16.34% and 10.08% for the same periods in 2021 and 2020, respectively.1 Excluding after-tax merger costs, prepayment penalties and branch closure costs, annualized adjusted return on average equity, average tangible equity and average tangible common equity were 12.32%, 13.98% and 15.00% for the three months ended September 30, 2020.1

•Annualized return on average equity was 13.46% for the nine months ended September 30, 2021, compared to 9.77% for the nine months ended September 30, 2020. Annualized return on average tangible equity was 15.01% for the nine months ended September 30, 2021, compared to 11.10% for the nine months ended September 30, 2020.1 Annualized return on average tangible common equity was 16.35% and 11.39% for the same periods in 2021 and 2020, respectively.1 Excluding after-tax merger costs, prepayment penalties and branch closure costs, annualized adjusted return on average equity, average common equity and average tangible common equity were 11.47%, 13.03% and 13.37% for the nine months ended September 30, 2020.1

•Efficiency ratio was 59.47% for the three months ended September 30, 2021, compared to 67.71% for the comparable period in 2020.1 Included in the efficiency ratio for the three months ended September 30, 2020 was $4.7 million in merger costs, prepayment penalties and branch closure costs.

•Efficiency ratio was 58.53% for the nine months ended September 30, 2021, compared to 62.15% for the comparable period in 2020.1 The efficiency ratio for the nine months ended September 30, 2020 included $5.2 million in merger costs, prepayment penalties and branch closure costs.

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $48.7 million for the three months ended September 30, 2021, an increase of $7.3 million, or 17.5%, from the three months ended September 30, 2020, primarily due to the following:

◦Net interest income of $40.3 million for the three months ended September 30, 2021, an increase of $5.6 million, or 16.2%, from the three months ended September 30, 2020, primarily as a result of loan growth, various deposit pricing and liquidity strategies and PPP-related fees, which were approximately $2.4 million for the three months ended September 30, 2021, compared to $683 thousand for the three months ended September 30, 2020.

◦Net interest margin on a fully tax-equivalent basis was 3.30% and 3.15% for the three months ended September 30, 2021 and 2020, respectively.1

◦The yield on earning assets of 3.72% for the three months ended September 30, 2021 decreased 12 basis points from 3.84% for the three months ended September 30, 2020, primarily as a result of the lower interest rate environment and higher level of excess cash at the Federal Reserve. The cost of interest-bearing liabilities decreased 31 basis points from 0.83% for the three months ended September 30, 2020 to 0.52% for the three months ended September 30, 2021, primarily as a result of the Corporation’s targeted deposit rate reductions and the repayment of the Corporation's remaining FHLB borrowings in the fourth quarter of 2020.

•Total revenue (comprised of net interest income plus non-interest income) was $142.2 million for the nine months ended September 30, 2021, an increase of $27.5 million, or 24.0%, from the nine months ended September 30, 2020, primarily due to the following:

◦Net interest income of $117.7 million for the nine months ended September 30, 2021, an increase of $23.1 million, or 24.4%, from the nine months ended September 30, 2020, primarily as a result of loan growth, various deposit pricing and liquidity strategies and PPP-related fees, which totaled for the nine months ended September 30, 2021 approximately $6.8 million, compared to $683 thousand for the nine months ended September 30, 2020.

◦Net interest margin on a fully tax-equivalent basis was 3.37% and 3.25% for the nine months ended September 30, 2021 and 2020, respectively.1

▪The yield on earning assets of 3.81% for the nine months ended September 30, 2021 decreased 32 basis points from 4.13% for the nine months ended September 30, 2020, primarily as a result of the lower interest rate environment and higher level of excess cash at the Federal Reserve. The cost of interest-bearing liabilities decreased 49 basis points from 1.04% for the nine months ended September 30, 2020 to 0.55% for the nine months ended September 30, 2021, primarily as a result of the Corporation’s targeted deposit rate reductions and the repayment of the Corporation's remaining FHLB borrowings in the fourth quarter of 2020.

•Total non-interest income was $8.4 million for the three months ended September 30, 2021, an increase of $1.6 million, or 24.1%, from the same period in 2020. During the three months ended September 30, 2021, Wealth and Asset Management fees increased $320 thousand, or 22.6%, compared to the three months ended September 30, 2020. Other significant improvements during the three months ended September 30, 2021 included increased income from investments in Small Business Investment Company ("SBIC") funds, charges on deposits and card processing and interchange income, resulting from increased business activity.

•Total non-interest income was $24.5 million for the nine months ended September 30, 2021 compared to $20.1 million from the same period in 2020, reflecting an increase of $4.4 million, or 22.0%. Included in non-interest income for the nine months ended September 30, 2020 was $2.2 million in net realized gains on available for sale securities. Excluding the impact of the realized gains on available for sale securities for the nine months ended September 30, 2020, total non-interest income for the nine months ended September 30, 2021, increased $6.6 million, or 36.9%, from the same period in 2020.1 The increase was partially driven by growth in Wealth and Asset Management fees, as assets under management increased by $94.4 million, or 8.2%, from September 30, 2020, to $1.2 billion as of September 30, 2021. Other significant factors that contributed to the increase included mortgage banking, income from investments in SBIC funds, card processing and interchange income from increased business activity as well as an increase in net realized and unrealized gains on trading securities.

Non-Interest Expense

•For the three months ended September 30, 2021, total non-interest expense was $29.2 million, reflecting an increase of $831 thousand, or 2.9%, from the three months ended September 30, 2020. Included in non-interest expense for the three months ended September 30, 2020 is $4.7 million in merger costs, prepayment penalties and branch closure costs. In addition, the third quarter of 2021 included the expenses related to hiring additional personnel in the Corporation's growth regions of Cleveland, Buffalo and Ridge View. Also, the third quarter of 2021 included investments in technology aimed at enhancing customer experience.

•For the nine months ended September 30, 2021, total non-interest expense was $84.0 million, an increase of $11.7 million, or 16.1%, from the nine months ended September 30, 2020. Included in non-interest expense for the nine months ended September 30, 2020 was $5.2 million in merger costs, prepayment penalties and branch closure costs. In addition, the first nine months of 2021 included expenses related to hiring additional personnel in the Corporation's growth regions of Cleveland, Buffalo and Ridge View. Also, the first nine months of 2021 included a market value appreciation in the Corporation’s deferred compensation plans, as well, as investments in technology aimed at enhancing customer experience.

Income Taxes

•Income tax expense was $3.5 million, representing a 19.0% effective tax rate, and $2.0 million, representing a 20.3% effective tax rate, for the three months ended September 30, 2021 and 2020, respectively. The decrease in the effective tax rate was primarily attributable to the change in mix of taxable and tax-exempt activities.

•Income tax expense was $10.0 million, representing a 18.8% effective tax rate, and $5.5 million, representing a 18.0% effective tax rate, for the nine months ended September 30, 2021 and 2020, respectively. Included in the 18.0% effective tax rate for the nine month ended September 30, 2020 were merger costs, prepayment penalties and branch closure costs, which reduced the effective tax rate.

Asset Quality

•Total non-performing assets were $22.1 million, or 0.42%, of total assets, as of September 30, 2021, compared to $31.5 million, or 0.67%, as of December 31, 2020 and $28.0 million, or 0.59% as of September 30, 2020.

•Beginning with the quarter ended December 31, 2020, the Corporation adopted Accounting Standard Update 2016-13, commonly referred to as CECL. Prior to the quarter ended December 31, 2020, the allowance for credit losses was calculated using the incurred loss methodology, which results have not been restated. The allowance for credit losses measured as a percentage of loans was 1.06% as of September 30, 2021. Total loans at September 30, 2021 include approximately $85.4 million in PPP-related loans. Excluding PPP-related loans, the allowance for credit losses measured as a percentage of loans was 1.09% as of September 30, 2021 compared to 1.07% as of December 31, 2020 and 0.86% as of September 30, 2020.1

•For the three months ended September 30, 2021, net loan charge-offs were $778 thousand, or 0.09% of total average loans, compared to $948 thousand, or 0.11%, of total average loans, during the comparable period in 2020.

•For the nine months ended September 30, 2021, net loan charge-offs were $2.3 million, or 0.09% of total average loans, compared to $4.7 million, or 0.20%, of total average loans, during the comparable period in 2020. The second quarter of 2020 included a charge-off of approximately $2.6 million related to a secured commercial and industrial loan relationship with a borrower who is deceased.

Capital

•As of September 30, 2021, the Corporation’s total shareholders’ equity was $437.7 million, an increase of $21.8 million, or 5.2%, from September 30, 2020 primarily as a result of growth in organic earnings, partially offset by the adoption of CECL, a decrease in accumulated other comprehensive income and payment of common and preferred stock dividends to the Corporation's common and preferred shareholders during the nine months ended September 30, 2021.

•As of September 30, 2021, with the exception of the leverage ratio remaining unchanged at 8.11%, all of the Corporation’s regulatory capital ratios increased from December 31, 2020. The leverage ratio as of September 30, 2021 remained consistent as retained earnings supported the increase in excess liquidity from December 31, 2020.

•As of September 30, 2021, the Corporation’s ratio of tangible equity to tangible assets and tangible common equity to tangible assets of 7.56% and 6.45%, respectively, reflected the impact of approximately $85.4 million in PPP-related loans as well as the Corporation's significant excess liquidity. Excluding PPP-related loans and excess liquidity of $682.5 million at September 30, 2021, the Corporation’s adjusted ratios of tangible equity to tangible assets and tangible common equity to tangible assets of 8.87% and 7.57%, respectively, represent a decrease from the September 30, 2020 adjusted ratios of 9.36% and 7.90%, respectively, primarily as a result of the adoption of CECL and the decrease in accumulated other comprehensive income, partially offset by increases in retained earnings, net of dividends.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.2 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office and 44 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in western New York; and Ridge View Bank, with a loan production office in Roanoke, Virginia. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19; (ii) actions governments, businesses and individuals take in response to the pandemic; (iii) the speed and effectiveness of vaccine and treatment developments and deployment; (iv) variations of COVID-19, such as the Delta variant, and the response thereto, (v) the pace of recovery when the COVID-19 pandemic subsides; (vi) changes in general business, industry or economic conditions or competition; (vii) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (viii) adverse changes or conditions in capital and financial markets; (ix) changes in interest rates; (x) higher than expected costs or other difficulties related to integration of combined or merged businesses; (xi) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xii) changes in the quality or composition of our loan and investment portfolios; (xiii) adequacy of loan loss reserves; (xiv) increased competition; (xv) loss of certain key officers; (xvi) deposit attrition; (xvii) rapidly changing technology; (xviii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xix) changes in the cost of funds, demand for loan products or demand for financial services; and (xx) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)			(unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2021	2020	change	2021	2020	change
Income Statement
Interest income	$45,448	$42,356	7.3%	$133,271	$120,519	10.6%
Interest expense	5,153	7,692	(33.0)%	15,550	25,923	(40.0)%
Net interest income	40,295	34,664	16.2%	117,721	94,596	24.4%
Provision for credit losses (2)	1,100	3,306	(66.7)%	5,189	12,065	(57.0)%
Net interest income after provision for credit losses	39,195	31,358	25.0%	112,532	82,531	36.4%

Non-interest income
Service charges on deposit accounts	1,595	1,201	32.8%	4,389	3,652	20.2%
Other service charges and fees	614	652	(5.8)%	1,705	1,848	(7.7)%
Wealth and asset management fees	1,734	1,414	22.6%	5,021	4,081	23.0%
Net realized gains on available-for-sale securities	0	0	NA	0	2,190	NA
Net realized and unrealized gains (losses) on trading securities	7	202	(96.5)%	477	(80)	(696.3)%
Mortgage banking	844	1,089	(22.5)%	2,615	2,090	25.1%
Bank owned life insurance	558	425	31.3%	2,002	1,290	55.2%
Card processing and interchange income	1,958	1,606	21.9%	5,871	4,059	44.6%
Other	1,104	189	484.1%	2,430	961	152.9%
Total non-interest income	8,414	6,778	24.1%	24,510	20,091	22.0%
Non-interest expenses
Salaries and benefits	15,351	12,508	22.7%	43,442	34,578	25.6%
Net occupancy expense of premises	2,950	2,870	2.8%	9,154	8,942	2.4%
FDIC insurance premiums	647	726	(10.9)%	1,820	1,966	(7.4)%
Core Deposit Intangible amortization	26	26	0.0%	82	178	(53.9)%
Card processing and interchange expenses	728	804	(9.5)%	2,816	2,192	28.5%
Merger costs, prepayment penalties and branch closure costs	0	4,673	NA	0	5,207	NA
Other	9,497	6,761	40.5%	26,654	19,246	38.5%
Total non-interest expenses	29,199	28,368	2.9%	83,968	72,309	16.1%

Income before income taxes	18,410	9,768	88.5%	53,074	30,313	75.1%
Income tax expense	3,503	1,983	76.7%	9,996	5,469	82.8%
Net income	14,907	7,785	91.5%	43,078	24,844	73.4%
Preferred stock dividends	1,076	0	NA	3,226	0	NA
Net income available to common stockholders	$13,831	$7,785	77.7%	$39,852	$24,844	60.4%

Average diluted common shares outstanding	16,832,932	16,569,440		16,818,945	15,734,847

Diluted earnings per common share	$0.82	$0.47	74.5%	$2.36	$1.57	50.3%
Cash dividends per common share	$0.17	$0.17	0.0%	$0.51	$0.51	0.0%

Dividend payout ratio	21%	36%		22%	32%

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Average Balances
Loans	$3,478,560	$3,283,850	$3,433,963	$3,034,990
Investment securities	704,323	576,257	654,348	569,783
Total earning assets	4,889,774	4,441,326	4,712,741	3,951,669
Total assets	5,187,023	4,715,159	4,996,944	4,205,339
Non interest-bearing deposits	744,563	587,405	703,777	479,414
Interest-bearing deposits	3,789,849	3,378,547	3,698,917	3,007,889
Shareholders' equity	437,822	374,091	427,919	339,560
Tangible shareholders' equity	393,571	329,859	383,641	298,922
Tangible common shareholders' equity (1)	335,786	307,257	325,856	291,333

Average Yields
Loans	4.82%	4.76%	4.84%	4.88%
Investment securities	1.83%	2.32%	1.87%	2.67%
Total earning assets	3.72%	3.84%	3.81%	4.13%
Interest-bearing deposits	0.36%	0.66%	0.43%	0.86%
Interest-bearing liabilities	0.52%	0.83%	0.55%	1.04%

Performance Ratios (annualized)
Return on average assets	1.14%	0.66%	1.15%	0.79%
Return on average equity	13.51%	8.28%	13.46%	9.77%
Return on average equity, net of merger costs, prepayment penalties and branch closure costs (1)	13.51%	12.32%	13.46%	11.47%
Return on average tangible equity	15.03%	9.39%	15.01%	11.10%
Return on average tangible equity, net of merger costs, prepayment penalties and branch closure costs (1)	15.03%	13.98%	15.01%	13.03%
Return on average tangible common equity (1)	16.34%	10.08%	16.35%	11.39%
Return on average tangible common equity, net of merger costs, prepayment penalties and branch closure costs (1)	16.34%	15.00%	16.35%	13.37%
Net interest margin, fully tax equivalent basis (1)	3.30%	3.15%	3.37%	3.25%
Efficiency Ratio (1)	59.47%	67.71%	58.53%	62.15%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$539	$719	$1,621	$3,560
Holiday Financial net loan charge-offs	239	229	678	1,091
Total net loan charge-offs	$778	$948	$2,299	$4,651

Net loan charge-offs / average loans	0.09%	0.11%	0.09%	0.20%

	(unaudited)		(unaudited)	% change	% change
	September 30,	December 31,	September 30,	versus	versus
	2021	2020	2020	12/31/20	09/30/20
Ending Balance Sheet
Loans	$3,511,125	$3,371,789	$3,345,810	4.1%	4.9%
Loans held for sale	3,415	8,514	3,668	(59.9)%	(6.9)%
Investment securities	742,734	591,557	591,021	25.6%	25.7%
FHLB and other equity interests	3,126	2,899	9,369	7.8%	(66.6)%
Other earning assets	687,153	488,326	513,851	40.7%	33.7%
Total earning assets	4,947,553	4,463,085	4,463,719	10.9%	10.8%

Allowance for credit losses (2)	(37,230)	(34,340)	(26,887)	8.4%	38.5%
Goodwill	43,749	43,749	44,775	0.0%	(2.3)%
Core deposit intangible	485	567	595	(14.5)%	(18.5)%
Other assets	291,729	256,338	252,273	13.8%	15.6%
Total assets	$5,246,286	$4,729,399	$4,734,475	10.9%	10.8%

Non interest-bearing deposits	$774,851	$627,114	$602,902	23.6%	28.5%
Interest-bearing deposits	3,818,777	3,554,630	3,419,803	7.4%	11.7%
Total deposits	4,593,628	4,181,744	4,022,705	9.8%	14.2%

Borrowings	0	0	169,327	NA	(100.0)%
Subordinated debt, net of issuance costs	154,212	70,620	70,620	118.4%	118.4%
Other liabilities	60,757	60,898	55,920	(0.2)%	8.6%

Common stock	0	0	0	NA	NA
Preferred stock	57,785	57,785	57,760	NA	NA
Additional paid in capital	127,124	127,518	127,231	(0.3)%	(0.1)%
Retained earnings	249,978	218,727	218,239	14.3%	14.5%
Treasury stock	(1,535)	(2,967)	(2,966)	(48.3)%	(48.2)%
Accumulated other comprehensive income (loss)	4,337	15,074	15,639	(71.2)%	(72.3)
Total shareholders' equity	437,689	416,137	415,903	5.2%	5.2%

Total liabilities and shareholders' equity	$5,246,286	$4,729,399	$4,734,475	10.9%	10.8%

Ending shares outstanding	16,889,694	16,833,008	16,833,090

Book value per common share	$22.49	$21.29	$21.28	5.6%	5.7%
Tangible book value per common share (1)	$19.87	$18.66	$18.58	6.5%	6.9%

Capital Ratios
Tangible common equity / tangible assets (1)	6.45%	6.70%	6.67%
Tangible common equity / tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve(1)	7.57%	7.76%	7.90%
Tangible equity / tangible assets (1)	7.56%	7.94%	7.90%
Tangible equity / tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve(1)	8.87%	9.19%	9.36%
Tier 1 leverage ratio (4)	8.11%	8.11%	8.20%
Common equity tier 1 ratio (4)	9.80%	9.50%	9.57%
Tier 1 risk based ratio (4)	12.05%	11.91%	12.05%
Total risk based ratio (4)	16.76%	14.32%	14.51%

Asset Quality
Non-accrual loans(3)	$20,004	$30,359	$26,844
Loans 90+ days past due and accruing	724	325	265
Total non-performing loans	20,728	30,684	27,109
Other real estate owned	1,359	862	877
Total non-performing assets	$22,087	$31,546	$27,986

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$9,034	$10,457	$7,329
Non-performing TDR loans (3)	6,268	4,631	3,641
Total TDR loans	$15,302	$15,088	$10,970

Non-performing assets / Loans + OREO	0.63%	0.94%	0.84%
Non-performing assets / Total assets	0.42%	0.67%	0.59%
Allowance for credit losses / Loans (2)	1.06%	1.02%	0.80%
Allowance for credit losses / Loans, net of PPP-related loans (1) (2)	1.09%	1.07%	0.86%

(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Beginning with the quarter ended December 31, 2020 the Corporation adopted ASU 2016-13. Prior to the quarter ended December 31, 2020, the results were based on incurred loss methodology and these results have not been restated.

(3) Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
(4) Capital ratios as of September 30, 2021 are estimated.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2021	2020	2020
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$437,689	$416,137	$415,903
Less: preferred equity	57,785	57,785	57,760
Less: goodwill	43,749	43,749	44,775
Less: core deposit intangible	485	567	595
Tangible common equity	$335,670	$314,036	$312,773

Total assets	$5,246,286	$4,729,399	$4,734,475
Less: goodwill	43,749	43,749	44,775
Less: core deposit intangible	485	567	595
Tangible assets	$5,202,052	$4,685,083	$4,689,105

Ending shares outstanding	16,889,694	16,833,008	16,833,090

Tangible book value per common share	$19.87	$18.66	$18.58
Tangible common equity/Tangible assets	6.45%	6.70%	6.67%

Calculation of tangible equity/tangible assets:
Shareholders' equity	$437,689	$416,137	$415,903
Less: goodwill	43,749	43,749	44,775
Less: core deposit intangible	485	567	595
Tangible equity	$393,455	$371,821	$370,533

Tangible assets	$5,202,052	$4,685,083	$4,689,105

Tangible equity/Tangible assets	7.56%	7.94%	7.90%

Calculation of tangible common equity/tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve:
Tangible common equity	$335,670	$314,036	$312,773

Tangible assets	$5,202,052	$4,685,083	$4,689,105
Less: PPP-related loans	85,354	155,529	222,972
Less: Excess liquidity at the Federal Reserve	682,475	482,503	508,072
Adjusted tangible assets	$4,434,223	$4,047,051	$3,958,061

Adjusted tangible common equity/tangible assets	7.57%	7.76%	7.90%

Calculation of tangible equity/tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve:
Tangible equity	$393,455	$371,821	$370,533
Adjusted tangible assets	$4,434,223	$4,047,051	$3,958,061

Adjusted tangible equity/tangible assets	8.87%	9.19%	9.36%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2021	2020	2020
Calculation of allowance / loans, net of PPP-related loans:
Total allowance for credit losses (2)	$37,230	$34,340	$26,887

Total loans net of unearned income	$3,511,125	$3,371,789	$3,345,810
Less: PPP-related loans	85,354	155,529	222,972
Adjusted total loans, net of unearned income, PPP-related loans (non-GAAP)	$3,425,771	$3,216,260	$3,122,838

Adjusted allowance / loans, net of PPP-related loans (non-GAAP) (2)	1.09%	1.07%	0.86%

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$45,745	$42,692	$133,963	$121,551
Interest expense (fully tax equivalent basis) (non-GAAP)	5,153	7,692	15,550	25,923
Net interest income (fully tax equivalent basis) (non-GAAP)	$40,592	$35,000	$118,413	$95,628

Average total earning assets	$4,889,774	$4,441,326	$4,712,741	$3,951,669
Less: average mark to market adjustment on investments	10,029	21,859	10,879	18,589
Adjusted average total earning assets, net of mark to market (non-GAAP)	$4,879,745	$4,419,467	$4,701,862	$3,933,080

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.30%	3.15%	3.37%	3.25%

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Calculation of efficiency ratio:
Non-interest expense	$29,199	$28,368	$83,968	$72,309
Less: core deposit intangible amortization	26	26	82	178
Adjusted non-interest expense (non-GAAP)	$29,173	$28,342	$83,886	$72,131

Non-interest income	$8,414	$6,778	$24,510	$20,091

Net interest income	$40,295	$34,664	$117,721	$94,596
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,185	1,375	3,710	4,351
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,532	1,792	4,796	5,730
Adjusted net interest income (non-GAAP)	40,642	35,081	118,807	95,975
Adjusted net revenue (non-GAAP) (tax-equivalent)	$49,056	$41,859	$143,317	$116,066
Efficiency ratio	59.47%	67.71%	58.53%	62.15%

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Calculation of PPNR:
Net interest income	$40,295	$34,664	$117,721	$94,596
Add: Non-interest income	8,414	6,778	24,510	20,091
Less: Non-interest expense	29,199	28,368	83,968	72,309
PPNR (non-GAAP)	$19,510	$13,074	$58,263	$42,378

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Calculation of adjusted return on average equity:
Net income	$14,907	$7,785	$43,078	$24,844
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	0	3,803	0	4,322
Adjusted net income	$14,907	$11,588	$43,078	$29,166
Average shareholders' equity	$437,822	$374,091	$427,919	$339,560
Adjusted return on average equity	13.51%	12.32%	13.46%	11.47%

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Calculation of return on average tangible equity:
Net income	$14,907	$7,785	$43,078	$24,844
Average tangible shareholders' equity	393,571	329,859	383,641	298,922
Return on average tangible equity (non-GAAP) (annualized)	15.03%	9.39%	15.01%	11.10%

Calculation of adjusted return on average common equity:
Net income available to common stockholders	$14,907	$7,785	$43,078	$24,844
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	0	3,803	0	4,322
Adjusted net income available to common stockholders	$14,907	$11,588	$43,078	$29,166
Average common shareholders' equity	393,571	329,859	383,641	298,922
Adjusted return on average common equity (non-GAAP) (annualized)	15.03%	13.98%	15.01%	13.03%

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Calculation of return on average tangible common equity:
Net income available to common stockholders	$13,831	$7,785	$39,852	$24,844
Average tangible common shareholders' equity	335,786	307,257	325,856	291,333
Return on average tangible common equity (non-GAAP) (annualized)	16.34%	10.08%	16.35%	11.39%

Calculation of adjusted return on average tangible common equity:
Net income available to common stockholders	$13,831	$7,785	$39,852	$24,844
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	0	3,803	0	4,322
Adjusted net income available to common stockholders	$13,831	$11,588	$39,852	$29,166
Average tangible common shareholders' equity	335,786	307,257	325,856	291,333
Adjusted return on average tangible common equity (non-GAAP) (annualized)	16.34%	15.00%	16.35%	13.37%

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Calculation of non-interest income excluding net realized gains on available-for-sale securities:
Non-interest income	$8,414	$6,778	$24,510	$20,091
Less: net realized gains on available-for-sale securities	0	0	0	2,190
Adjusted non-interest income	$8,414	$6,778	$24,510	$17,901